Exhibit 21.1

Subsidiaries of Stream Global Services, Inc.

SUBSIDIARY	JURISDICTION OF INCORPORATION
ECE EMEA Limited	Ireland
Infowavz International Private Limited	India
Stream Florida Inc.	Delaware, USA
Stream Global Services El Salvador SA de CV	El Salvador
Stream Holdings Corporation	Delaware, USA
Stream International (Bermuda) Ltd.	Bermuda
Stream International Bulgaria EEOD	Bulgaria
Stream International Canada, Inc.	Ontario, Canada
Stream International Costa Rica, S.A.	Costa Rica
Stream International Egypt LLC	Egypt
Stream International Europe, BV	Netherlands
Stream International GmbH	Germany
Stream International, Inc.	Delaware, USA
Stream International (N.I.) Limited	Northern Ireland
Stream International Nordic, AB	Sweden
Stream International Service Europe BV	Netherlands
Stream International Services Private Limited	India
Stream International SP zoo	Poland
Stream Int’l GS (Philippines) Inc.	Philippines
Stream Ireland Limited	Ireland
Stream Italy S.r.l.	Italy
Stream Mauritius Ltd.	Mauritius
Stream New York Inc.	Delaware, USA
Stream Servicios de Apoyo Informatico S.L.	Spain
Stream Tunisie, S.A.R.L.	Tunisia